Exhibit 10.40

Agreement

This Agreement (this “Agreement”), dated as of April 28, 2006, is entered into by and between First Albany Companies Inc., a New York corporation having an office at 677 Broadway, Albany, New York 12207 (“FA”) and Lehman Brothers Holdings Inc., a Delaware corporation having an office at 745 Seventh Avenue, New York, New York 10019 (“Lehman”).

W I T N E S S E T H

WHEREAS, by Agreement of Lease dated as of December 22, 1989 (as amended, the “PwC Lease”) between 1301 Properties Owner, L.L.C. (successor in interest to Tishman Speyer Trammell Crow Limited Partnership) (“Landlord”) and the predecessor-in-interest of PricewaterhouseCoopers LLP (“PwC”), PwC leased from Landlord certain premises (the “PwC Premises”) in the building (the “Building”) located at 1301 Avenue of the Americas, New York, New York;

WHEREAS, PwC then subleased a portion of the PwC Premises to Deutsche Bank AG, New York Branch (“DB”) pursuant to that certain Agreement of Sublease dated September 19, 1996, (the “DB Sublease”), made by and between PwC, as sublandlord, and DB, as subtenant, with respect to the entire rentable area of the 8th and 9th floors of the Building (the "DB Sublet Premises");

WHEREAS, DB then sub-subleased a portion of the DB Sublet Premises consisting of the entire rentable area of the 9th floor of the Building (“FA Premises”) to First Albany Capital, Inc., a New York corporation (“FAC”) pursuant to an Agreement of Sublease dated April 6, 2005, as amended by that certain First Amendment to sublease dated May 18, 2005, as consented to by the certain Landlord Consent to Sub-Sublease dated May 18, 2005 among DB, FAC, Landlord and PwC, which sublease FAC then assigned to FA pursuant to that certain Assignment and Assumption effective as of July 1, 2005, between FAC, as assignor, and FA, as assignee (collectively, “FA Sublease”);

WHEREAS, FA and Lehman previously entered into a License Agreement dated as of March 31, 2006, and a consent thereto of even date therewith among Landlord, PwC, DB, FA and Lehman (collectively, the “License”), so that Lehman could enter the FA Premises to perform certain demolition work in advance of finalizing the Lehman Sublease (defined below);

WHEREAS, simultaneously with the execution hereof, DB and FA are entering into a Surrender Agreement (“Surrender Agreement”) pursuant to which the FA Sublease shall be terminated subject to the terms and conditions set forth in such Surrender Agreement;

WHEREAS, simultaneously with the execution hereof, DB and Lehman are entering into a new sub-sublease agreement pursuant to which DB shall sub-sublease the entire FA Premises to Lehman (the “Lehman Sublease”); and

WHEREAS, in connection with the foregoing transactions, Lehman and FA seek to memorialize the agreements and covenants set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

Article I

FA Representations and Indemnity

Section 1.1.  The parties acknowledge that Lehman currently has possession of the FA Premises pursuant to the License.  On the latest to occur of (a) the commencement date of the Lehman Sublease, which commencement shall be the first date that DB has received the written consent (“2006 Consent”) to the Lehman Sublease and the Surrender Agreement from Landlord and PwC in the form attached to the Lehman Sublease and which consent shall have been executed and agreed to by Lehman, FA and FAC, (b) Lehman’s execution and delivery to DB of a letter confirming that the Lehman Sublease has commenced and is in full force and effect, and (c) a fully executed copy of the 2006 Consent and a copy of the Lehman Sublease commencement date confirmation letter shall have been sent to FA (the latest of (a), (b) and (c), the “Surrender Date”), the License shall automatically terminate, FA shall surrender the FA Premises pursuant to the Surrender Agreement and FA shall surrender to Lehman all keys, key cards and/or access codes in FA’s possession with respect to the FA Premises.   FA hereby indemnifies Lehman and holds Lehman harmless from and against any and all costs, claims, losses, damages, expenses, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) that Lehman may suffer or to which it may become subject by reason of FA’s failure to comply with the provisions of this Section 1.1 on the Surrender Date.

Section 1.2.  Subject to Sections 1.3 and 1.4, Lehman agrees to accept the FA Premises in its “as is, where is and with all faults” condition.  FA acknowledges that any existing personal property, furniture, fixtures and equipment of FA in the FA Premises on the date hereof (the “Property”) in its “as is, where is and with all faults” condition shall be deemed to have been conveyed to Lehman.  The Property is being transferred to Lehman free and clear of any liens or encumbrances.  Without limiting the foregoing, any Property may be retained by Lehman as its property or may be disposed of in such manner as Lehman may see fit.

Section 1.3.  FA represents and warrants to Lehman that (a) FA has fully paid any and all contractors, suppliers, materialmen, vendors and other third parties that were involved in the performance of FA’s initial fit-out work with respect to the FA Premises or Building (or any other work or activities engaged in by or on behalf of FA therein), (b) FA has fully performed any and all obligations FA was to perform on or prior to the date hereof under the FA Sublease, the Surrender Agreement and any and all other documents executed in connection with either of the foregoing (including, without limitation, PwC’s and/or Landlord’s consent(s) to the foregoing), and (c) to FA’s knowledge, no party other than DB and, under the License and Lehman Sublease, Lehman has any rights to the FA Premises other than as granted herein (and other than Landlord, PwC under the PwC Lease and DB under the DB Sublease) ((a) through (c), the “FA Representations”).

Section 1.4.  FA hereby indemnifies and holds Lehman harmless from and against any and all costs, claims, losses, damages, expenses, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) which it may suffer or to which it may become subject by reason of (a) FA’s breach of the FA Representations, (b) claims made by DB for collection from Lehman as to (i) any obligation of FA as to mechanics liens which may be filed either before, on or after March 31, 2006 (the “Commencement Date of the License”) as to or arising out of FA’s work or other alterations in the FA Premises or Building performed by or on behalf of FA on or before the Commencement Date of the License, (ii) unpaid or unfulfilled monetary obligations of FA under the FA Sublease, which arose or accrued through the Commencement Date of the License, which amounts shall include, without limitation (A) the Escalation Charges (as defined in the FA Sublease) for the period from January 1, 2006 through the Commencement Date of the License pursuant to Article 5 of the FA Sublease, (B) charges for overtime HVAC service and charges for condenser water for the period from June 7, 2005 through the Commencement Date of the License, (C) charges for any tap-ins occurring from and after June 7, 2005 through the Commencement Date of the License, (D) freight elevator, work order and other service charges accruing from and after June 7, 2005 through the Commencement Date of the License and (E) charges for electricity for the period from June 7, 2005 through the Commencement Date of the License, and/or (c) claims otherwise made by DB against Lehman with respect to (I) the FA Premises (under the Lehman Sublease or otherwise) that relate to the period prior to the Commencement Date of the License or (II) any actions, activities, work or requests for additional services (not at the request of Lehman) of FA with respect to the FA Premises engaged in after the Commencement Date of the License.  This indemnification shall survive indefinitely.  Notwithstanding the foregoing provisions of this Section 1.4, FA’s indemnification described herein shall not cover any claims, liabilities, costs or expenses that may have arisen from the acts of Lehman or any of its agents or representatives under the License or in violation thereof, or otherwise in connection with Lehman’s use or occupancy of the FA Premises; it being understood that Lehman shall be solely responsible for such claims, liabilities, costs and expenses to the extent provided for in the License.

Section 1.5.  Lehman agrees that the indemnifications set forth in this Article I shall be FA’s sole liability to Lehman in connection with the transaction contemplated by this Agreement.

Section 1.6.  Lehman hereby indemnifies and holds FA harmless from and against any and all costs, claims, losses, damages, expenses, and liability (including, without limitation, reasonable attorneys’ fees and disbursements) which it may suffer or to which it may become subject by reason of matters with respect to the FA Premises first arising or accruing after the Commencement Date of the License (except to the extent such amounts are covered by the indemnity set forth in Section 1.4 above, in which case such amounts shall be borne solely by FA).  This indemnification shall survive indefinitely.

Section 1.7.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective until the Surrender Date.

Article II

Lehman’s Payment

Section 2.1.  In consideration of the foregoing, Lehman has, simultaneously with the execution hereof, funded to FA by wire transfer of funds the sum of $3,746,000.00, plus $30,329.00 in accrued charges for legal services incurred by FA in connection with the negotiation and execution of the License.  Lehman shall be responsible for any additional legal fees incurred by FA in connection with the License that may not have yet been accounted for; such additional sums shall be paid to FA promptly upon Lehman’s receipt of reasonably satisfactory backup documentation with respect thereto.  Similarly, Lehman shall remain responsible for any sums it has covenanted to pay to FA under the terms of the License that accrued prior to the date hereof, whether same may be payable now or may hereafter become payable.

Section 2.2.  (a)  FA acknowledges that Lehman has paid fixed rent in advance through April 30, 2006 pursuant to the terms of the License, and that FA has paid fixed rent in advance under the FA Sublease through April 30, 2006.  If the Surrender Date is not on the last day of a calendar month, the fixed rent paid by FA under the FA Sublease in respect of the FA Premises from and including the Surrender Date to and including the last day of the calendar month in which the Surrender Date occurs shall be applied by DB in full satisfaction of fixed rent due for such period under the Lehman Sublease, and FA shall retain the equivalent amount of fixed rent received from Lehman under the License as reimbursement for overpayment of fixed rent from FA to DB.  Notwithstanding anything to the contrary contained in the License, FA shall not have any obligation to reimburse such overpayment of fixed rent under the License to Lehman, so long as DB recognizes FA’s payment of FA Sublease rent through April 30, 2006 as constituting full satisfaction of Lehman’s obligation to fund fixed rent through April 30, 2006 under the Lehman Sublease.

(b)

For illustration purposes, the parties agree that rent shall be allocated in accordance with the following scenario, to be adjusted as appropriate to address the actual facts and circumstances:

(i)

In the event FA has paid April Fixed Rent (as defined in the FA Sublease) in advance through April 30, 2006 in the amount of $172,150.00, Lehman has paid April rent in advance through April 30, 2006 under the License in the amount of $172,150.00, and the Surrender Date is April 15, 2006:

(ii)

DB shall apply FA’s overpayment of Fixed Rent in the amount of $86,075.00 in full satisfaction of rent owed by Lehman under the Lehman Sublease.

(iii)

FA shall not have any obligation to refund any portion of rent paid by Lehman under the License and attributable to the period from and after the Surrender Date, but shall instead retain such overpayment in the amount of $86,075.00 as reimbursement for amounts paid by FA to DB attributable to the same period.

Section 2.3.  Lehman and FA each hereby acknowledge and agree that each party will pay its own costs incurred in connection with the transaction contemplated by this Agreement and the Surrender Agreement, except that Lehman shall also be responsible for all costs incurred by FA, Landlord, PwC, and DB in connection with the License and related consent, and all other amounts payable by Lehman pursuant to the License.

Article III

Miscellaneous

Section 3.1.  This Agreement shall not be binding upon FA or Lehman unless and until FA and Lehman have executed and unconditionally delivered a fully executed copy of this Agreement to each other.  This Agreement may be executed in counterparts, it being understood that such counterparts, taken together, shall constitute one and the same agreement.

Section 3.2.  This Agreement contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto.  This Agreement shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

Section 3.3.  If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 3.4.  Neither party shall have liability for any indirect, consequential, special or punitive damages suffered by the other party.

Section 3.5.  Subject to the terms of this Section 3.5, FA and Lehman shall each keep confidential the terms of this Agreement.  FA and Lehman shall each have the right to make disclosures of the terms of this Agreement (i) to the extent required by applicable law as determined in the sole opinion of such party’s counsel and (ii) to the extent reasonably required to enforce such party's rights hereunder.

Section 3.6.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

Section 3.7.  Time shall be of the essence of this Agreement and of each provision hereof.

Section 3.8.  The captions assigned to provisions of this Agreement are for convenience only and shall be disregarded in construing this Agreement.

Section 3.9.  The terms "herein", "hereby", "hereunder", "hereof", "hereinbefore", "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular portion hereof in which any such word is used.  All references herein to particular Articles, Sections or paragraphs are references to Articles, Sections or paragraphs of this Agreement.  The term "including" shall be deemed to mean "including, without limitation."

Section 3.10.  This Agreement is not intended to, and shall not, create a partnership or joint venture among the parties, and no party to this Agreement shall have the power or authority to bind any other party except as explicitly provided in this Agreement.

Section 3.11.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, and permitted assigns.

Section 3.12.  Any forbearance by a party to this Agreement in exercising any right or remedy given under this Agreement or existing at law or in equity shall not constitute a waiver of or preclude the exercise of that or any other right or remedy.

Section 3.13.  No person not a party hereto is intended to be a third party beneficiary of this Agreement.

Section 3.14.  Each of the parties hereto hereby represents and warrants to the other that it has dealt with no broker or finder in the negotiation or consummation of this Agreement except CB Richard Ellis, Inc. and Cushman & Wakefield (the “Brokers”) and each party hereby indemnifies and holds the other party harmless from and against any and all costs, claims, losses, damages, expenses, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) from any claims for brokerage commissions or similar fees claimed by any person or entity arising as result of the acts or omissions of the indemnifying party or its agent.  Each of the parties shall pay brokerage commissions to the Broker that represented them in the transaction contemplated herein, to the extent the same are owed, pursuant to separate agreements.  This Section shall survive the termination of this Agreement.

Section 3.15.  Any bills, statements, consents, notices, demands, requests or other communications (excluding regular monthly bills or additional rent statements, which may be hand delivered or sent by regular mail, to the addresses set forth herein) given or required to be given under this Agreement shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by certified mail (return receipt requested) or if sent by reputable overnight delivery service (such as FedEx), in each case addressed to:

FA:

FIRST ALBANY COMPANIES INC.

677 Broadway

Albany, New York  12207

Attention: Counsel

with a copy to:

Dechert LLP

30 Rockefeller Center, 45th Floor

New York, NY 10012

Attention: Charles Weissman, Esq.

Lehman:

Lehman Brothers Holdings Inc.

745 Seventh Avenue, 29th Floor

New York, New York 10019

Attention:

Director of Leasing

Beth E. Anisman

with a copy to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, New York 10019

Attention: Steven D. Klein

Section 3.16.  FA hereby represents and warrants to Lehman that (i) FA is duly organized and validly existing in good standing under the laws of the State of New York, and possesses all material licenses and authorizations necessary to carry on its business as the same affect FA’s ability to fulfill its obligations under this Agreement, (ii) FA has full power and authority to carry on its business, enter into this Agreement and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Agreement on FA's behalf has been duly authorized to do so, (iv) this Agreement has been duly executed and delivered by FA, (v) this Agreement constitutes a valid, legal, binding and enforceable obligation of FA (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Agreement by FA will not cause or constitute a default under the organizational documents of FA or any material agreement and or otherwise materially and adversely affect the performance of FA's obligations thereunder, (vii) the execution, delivery and performance of this Agreement by FA does not violate any applicable law or legal requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of FA for the execution, delivery and performance of this Agreement have been obtained or made, and (ix) there is no pending action, suit or proceeding, arbitration or governmental investigation against FA, an adverse outcome of which would disallow FA's performance of its obligations under this Agreement.

Section 3.17.  Lehman hereby represents and warrants to FA that (i) Lehman is duly organized and validly existing in good standing under the laws of the State of Delaware, and possesses all material licenses and authorizations necessary to carry on its business as the same affect Lehman’s ability to fulfill its obligations under this Agreement, (ii) Lehman has full power and authority to carry on its business, enter into this Agreement and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Agreement on Lehman's behalf has been duly authorized to do so, (iv) this Agreement has been duly executed and delivered by Lehman, (v) this Agreement constitutes a valid, legal, binding and enforceable obligation of Lehman (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Agreement by Lehman will not cause or constitute a default under the organizational documents of Lehman or any material agreement and or otherwise materially and adversely affect the performance of Lehman's obligations thereunder, (vii) the execution, delivery and performance of this Agreement by Lehman does not violate any applicable law or legal requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Lehman for the execution, delivery and performance of this Agreement have been obtained or made, and (ix) there is no pending action, suit or proceeding, arbitration or governmental investigation against Lehman, an adverse outcome of which would disallow Lehman's performance of its obligations under this Agreement.

Section 3.18.  In the event of a dispute between the parties hereto which leads to institution of litigation, the party thereto which substantially prevails shall be entitled to reimbursement from the losing party of its reasonable attorneys' fees and expenses at both trial and appellate levels.

Section 3.19.  For the purposes of this Agreement, "Person" or "person" shall mean any natural person or persons, a partnership, a limited liability company, a corporation and any other form of business or legal association or entity.

[signatures on next page]

IN WITNESS WHEREOF, FA and Lehman have duly executed this Agreement as of the day and year first written above.

FA:

FIRST ALBANY COMPANIES INC.

By:

/S/Paul W. Kutey

Name:  Paul W. Kutey
Title:    Chief Financial Officer

LEHMAN:

LEHMAN BROTHERS HOLDINGS INC.

By:

/S/Mark Marcucci

Name:  Mark Marcucci
Title:    Vice President